UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2018

Williams Industrial Services Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 E. Las Colinas Boulevard, Suite 400

Irving, Texas 75039

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 214-574-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 18, 2018 (the “Closing Date”), Williams Industrial Services Group Inc. (the “Company”) entered into a new senior secured credit agreement (the “New Credit Agreement”) providing for term loan borrowings in an aggregate principal amount of up to $35.0 million with Centre Lane Partners Master Credit Fund II, L.P., an affiliate of Centre Lane Partners, LLC (“Centre Lane”), as Administrative Agent and Collateral Agent, and as a lender, and BTC Holdings Fund I, LLC and BTC Holdings SC Fund LLC, as lenders, and the other lenders from time to time party thereto (collectively, the “Lenders”). The New Credit Agreement refinances and replaces the Company’s previous senior secured credit agreement, dated June 16, 2017, with an affiliate of Centre Lane as Administrative Agent and Collateral Agent and the other lenders from time to time party thereto (as amended or supplemented from time to time, the “Prior Credit Agreement”).

Maturity

The New Credit Agreement will mature on September 18, 2022.

Interest Rate

Borrowings under the New Credit Agreement bear interest at the London interbank offered rate (“LIBOR”), plus 10.00% per year, subject to a minimum LIBOR rate of 2.5%, payable in cash on a monthly basis.

Security; Guarantees

The Company’s obligations under the New Credit Agreement are guaranteed by substantially all of the Company’s domestic subsidiaries, subject to customary exceptions. The Company’s obligations are secured by first priority security interests on substantially all of the Company’s assets and those of its wholly-owned domestic subsidiaries. This includes 100% of the voting equity interests of substantially all of the Company’s domestic subsidiaries and 65% of the voting equity interests of other directly owned foreign subsidiaries, subject to customary exceptions.

Optional Prepayment

The Company may voluntarily prepay the term loans at any time or from time to time commencing on the first business day following the first anniversary of the Closing Date, in whole or in part, in a minimum amount of $1.0 million of the outstanding principal amount, plus any accrued but unpaid interest on the aggregate amount of the term loans being prepaid, plus, in the event the prepayment occurs after the first anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, a prepayment premium of 1% of the aggregate outstanding principal amount of the loans being prepaid (the “Prepayment Premium”). After the third anniversary of the Closing Date, the Prepayment Premium is 0%.

Mandatory Prepayment

Subject to certain exceptions, the Company must prepay an aggregate principal amount equal to 75% of the Company’s Excess Cash Flow (as defined in the New Credit Agreement), minus the sum of all voluntary prepayments, within five business days after the date that is 90 days following the end of each fiscal year. The New Credit Agreement also requires mandatory prepayment of certain amounts in the event the Company or its subsidiaries receives proceeds from certain events and activities, including, among others, certain asset sales, casualty events, the issuance of indebtedness and equity interests not otherwise permitted under the New Credit Agreement, and the receipt of tax refunds or extraordinary receipts (with certain exclusions) in excess of $500,000, plus, in certain instances, the applicable Prepayment Premium, calculated as set forth above.

Call Protection

In the event that the Company makes either an optional prepayment or certain specified mandatory prepayments on or prior to September 18, 2019, the Company must pay an amount equal to (1) the aggregate amount of interest which would have otherwise been payable on the amount of the principal being prepaid from the date of prepayment or reduction until September 18, 2019, minus (2) the aggregate amount of interest Lenders would earn if the prepaid principal amount were reinvested for the period from the date of prepayment until September 18, 2019, at the Treasury Rate (as defined in the New Credit Agreement) plus 50 basis points.

Fees

The Company must pay an annual administration fee of $25,000.

Representations, Warranties, and Covenants

The New Credit Agreement contains customary representations and warranties, as well as customary affirmative and negative covenants. The New Credit Agreement contains covenants that may, among other things, limit the Company’s ability to incur additional debt, incur liens, make investments, engage in mergers, dispositions or sale-leasebacks, engage in new lines of business or certain transactions with affiliates, and change accounting policies or fiscal year.

The New Credit Agreement also requires the Company to regularly provide financial information to the Lenders. The Company must also maintain a total leverage ratio, minimum consolidated adjusted EBITDA, and minimum levels of liquidity during certain periods.

Events of Default

Events of default under the New Credit Agreement include, but are not limited to, a breach of certain covenants or any representations or warranties, failure to timely pay any amounts due and owing, the commencement of any bankruptcy or other insolvency proceeding, judgments in excess of certain acceptable amounts, the occurrence of a change in control, certain events related to ERISA matters, and impairment of security interests in collateral or invalidity of guarantees or security documents.

If an event of default occurs, the Lenders may, among other things, declare all borrowings to be immediately due and payable, together with accrued interest and fees, and exercise remedies under the collateral documents relating to the New Credit Agreement.

Use of Proceeds

The Company used approximately $34.0 million of the proceeds under the New Credit Agreement to refund, refinance and replace the Prior Credit Agreement on the Closing Date and pay fees and expenses in connection with the New Credit Agreement, including the repayment of $31.1 million in outstanding principal (including the previously disclosed $4.0 million fee incurred on July 11, 2018, in connection with a fifth amendment to the Prior Credit Agreement, and accrued payable-in-kind interest), $0.6 million of prepayment fees, a $0.5 million fee incurred in connection with a fourth amendment to the Prior Credit Agreement, $0.2 million of accrued cash interest, and funding an original issue discount of $1.4 million and $0.2 million of expenses under the New Credit Agreement. The Company expects to use the $1.0 million in remaining proceeds to provide working capital and for other general corporate purposes.

While the New Credit Agreement has provided the Company with limited incremental borrowing capacity, the Company’s overall liquidity currently remains constrained.  The New Credit Agreement is not anticipated to materially relieve the liquidity concerns identified in the Company’s Form 10-K for the fiscal year ended December 31, 2017 and related earnings release (the “2017 Form 10-K”). Investors should read the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” set forth in the 2017 Form 10-K and any subsequent filings made by the Company with the U.S. Securities and Exchange Commission.

In addition, the Company believes entering into the New Credit Agreement better positions it to enter into an anticipated new asset-based lending facility (the “ABL”), which will provide it with additional borrowing capacity . The New Credit Agreement permits the Company to incur debt under an ABL, provided, among other things, that such ABL is subject to the terms of an ABL Intercreditor Agreement as agreed to by the Lenders.

While not a party to the Prior Credit Agreement, entities associated with Wynnefield Capital, Inc. (the “Wynnefield Funds”), the Company’s largest equity investor, were involved in the funding of the Prior Credit Agreement. The Wynnefield Funds are not involved with the funding of the New Credit Agreement and were fully repaid in connection with entering into the New Credit Agreement.

The Company expects to include the New Credit Agreement as an exhibit to a future periodic report, to be filed with the U.S. Securities and Exchange Commission. The foregoing description does not constitute a complete summary of the terms of the New Credit Agreement and is qualified in its entirety by reference to the full text of the New Credit Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01                                           Other Events.

On September 18, 2018, the Company issued a press release relating to, among other things, the matters described in this report, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release, dated September 18, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2018

Williams Industrial Services Group Inc.

By:	/s/ Charles E. Wheelock
Charles E. Wheelock
Vice President, Administration, General Counsel & Secretary